Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Chartered Semiconductor Manufacturing Ltd:
We consent to the incorporation by reference in the registration statement (No. 333-56878) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849 and No. 333-116844) on Form S-8 of Chartered Semiconductor Manufacturing Ltd of our report dated June 29, 2007, relating to the balance sheet of Silicon Manufacturing Partners Pte Ltd as of December 31, 2004 and 2006, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2004 and the twelve-month period ended December 31, 2006 which report appears in the December 31, 2006, annual report on Form 20-F/A of Chartered Semiconductor Manufacturing Ltd.
KPMG
Singapore
June 29, 2007